Exhibit 99.1

BEAZER HOMES USA, INC.

Q1 2013 Earnings Call Transcript

Moderator: Allan Merrill
January 31, 2013
9:30 a.m. ET

Coordinator:
Good morning. And welcome to the Beazer Homes Earnings Conference Call for the quarter ended December 31, 2012. Today's call is being recorded and will be hosted by Allan Merrill, the company's chief executive officer. Joining him on the call today will be Bob Salomon, the company's chief financial officer and Carey Phelps the company's director of investor relations. At this time, I will turn the call over to Ms. Phelps for the opening remarks. Ms. Phelps:

Carey Phelps:
Thank you, Marianne. Good morning and welcome to our call this morning highlighting our financial results for the quarter ended December 31, 2012. Hopefully by now you have seen our 10-Q, earnings press release and the power point slides that typically accompany our earnings calls. These materials are available on the investor page of Beazer.com. Because of the amount of time that has elapsed since we released this information, we will devote most of our time today to answering questions.

Before we begin, you should be aware that during this call we will be making forward looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors are described in our SEC filings including our annual report on Form 10-K. Any forward looking statement speaks only as of the date on which such statement is made and except as required by law, we do not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

New factors emerge from time to time and it is not possible for management to predict all such factors. Joining me today are Allan Merrill, our president and chief executive officer, and Bob Salomon, our executive vice president and chief financial officer. I will now turn the call over to Allan for some brief prepared remarks.

Allan Merrill:
Good morning and thank you for joining us. Let me start by apologizing to our investors and analysts for the change in time line related to this call. We understand that you have many other time commitments and appreciate the difficulties created by us moving things around. We hope you will agree that our ability to further enhance our balance sheet earlier this week was worth the inconvenience. As Carey said, I will make a few comments to touch on the first quarter highlights, but we will use the majority of time to respond to questions.

The first quarter represented very good progress in our path to profitability. We were able to report year over year improvements in virtually every major financial metric including revenue, gross margins, SG&A and adjusted EBITDA. These results stem from both an improving housing market and our improving internal operations.

For the quarter, we generated $7.7 million in positive adjusted EBITDA, up $3.9 million from last year. We recorded 932 new home orders, an increase of 29%, driven by improvements in absorption rates and a significantly lower cancellation rate. We closed 1,038 new homes, up 20%.

We ended the quarter with a backlog that was 39% higher in units and 52% higher in value than at the end of the first quarter last year. We increased gross margins in all three of our operating segments. We invested $90 million in land and land development and we maintained substantial liquidity, ending the quarter with $397 million in unrestricted cash.

Subsequent to the end of the quarter, we completed a refinancing of our 2015 senior notes, shifting that maturity all the way out to 2023 with only a nominal increase in interest expense. At this point, we have less than $200 million in debt coming due in the next five years, allowing us plenty of run way to invest in the emerging housing recovery.

Before turning the call back to the operator, I want to quickly run through where we stand on our four "path to profitability" strategies. This is our self-administered report card and frankly I am encouraged by the results so far. In particular, we made demonstrable progress on three of our four strategies this quarter. For the four quarters ended December 31st, we averaged 2.5 sales per community per month. And we had 86% of our communities performing. This improvement in absorption rate and the performing community ratio has resulted from better traffic and better execution on our part.

For the 12 months ended December 31st, we improved our G&A cost as a percentage of revenue by 600 basis points, from 16.2% last year to 10.2% this year, nearly reaching our objective of 9 to 10% of revenues. Our gross margin dollars per closing for the 12 months ended December improved to an average of $39,000, up 5% sequentially and 11% from a year ago. This improvement is driven by a combination of our expanding margin percentage and our growing ASPs. In fact, looking at just the first quarter instead of the LTM results, our gross margin dollars shot up to $42,000 per closing. That is an improvement of nearly 30% from last year.

As with any report card, there is one subject where we still have room for improvement and that is our community count which, as we predicted in November, fell further in the December quarter. This is the result of our decision to limit new investments last year while we focused on improving performance in our existing assets. With the new capital we raised last summer, we are well on our way to identifying and acquiring communities that will enable us to rebuild community count.

Slide 8 in our earnings presentation contains a lot of information about community counts. In the first quarter, our average active community count was 151, down about 17% from 181 average active communities in the year ago quarter. We ended the quarter at 150 communities. Over the next few quarters, our handful of new community openings will have to compensate for communities closing out, leading us to expect that our average active selling communities will stay in a range around 150 or nearly 20% below the community counts last year.

With our decided focus on margin improvement this year, we are not going to try and compensate for the reduction in community counts by maximizing absorption rates. That is why we have been so clear about our expectations that orders for the full year will be comparable to last year in spite of the nice improvement we had in the first quarter. That means that at this point we expect orders in the second and third quarters to be below last year.

We know that order growth is important and as the communities we are acquiring now start to open in the fourth quarter and beyond, we will be well positioned for order growth in fiscal 2014. In that regard, we have doubled land spending this quarter to $90 million compared to $45 million in the fourth quarter with more than 80% of the land acquisition portion being for communities that are not yet open.

With the quality of opportunities we are seeing, we now expect our full year land and land development spending will exceed $400 million, up about $30 million from the last estimate we have provided. Taken as a whole, I am very pleased with the results to date of our four "path to profitability" strategies and I am confident that our continuous improvement efforts and a renewed momentum in the housing market will help drive our return to profitability.

I would like to end my comments by reminding you of our fiscal 2013 goal, namely to deliver adjusted EBITDA of at least $50 million, driven by higher closings, resulting from our higher backlog, increases in our ASP, further improvements in our gross margin percentage and dollars, and modest additional leverage of our overhead costs. Thanks for your attention today. Now, let's get to the questions. Operator, if you could open the line please.

Coordinator:	If you would like to ask a question, please press star 1. Our first question comes from Ivy Zelman of Zelman & Associates.

Ivy Zelman:
Good morning. I love your briefness, Allan. That was great. Very concise and I got all the great information from you. You know, really seeing the improvement and the strength of your orders, I guess the big question is, as you're, you know, right now replenishing your pipeline and the market is really improving, what would you say is your biggest challenge in order to achieve, I guess what I would call a home run hitting, top line growth, margin expansion, leverage of SG&A, what's the opportunity in 2013 that you can hit pretty much a grand slam here?

Allan Merrill:
Well, Ivy, we have taken an intermediate term view. I don't want to say long-term because that's not how the markets work. But for fiscal 13, we want to improve margins. We want to sustain improved absorption rates and we want to get fully invested for the recovery. That's going to leave us with some challenges on the order side, as we have talked about last quarter, as we talked about this quarter. And I think that it would be the definition of a Pyrrhic victory to try and chase orders this year.

I think we may have conditions this spring that would allow us to chase orders in an amount that would start to offset, if not fully offset, the declining community count, but that would accelerate the run-off of those communities. I think it would leave margin dollars on the table that we otherwise would like to reclaim. So, while hopefully not lacking in ambition, I would tell you that if we could put runners on 2nd and 3rd this year, I'd feel pretty good about that.

Ivy Zelman:
That's really helpful. And recognizing that you want to maximize every unit you are selling and get your best return. How should we think about gross margin expansion in the context of gross margins going to improve, just because of everything that you've been investing in terms of overall improvement in the operations, how much of your gross margin improvement will be contingent on home price inflation?

Allan Merrill:
That's a great question and as we look at our forecast, I mean, weekly, daily, I mean not quite hourly, I mean it's hard to pull that out, you know. As you are looking at a particular division or even at a specific community, is the price improvement because of a competitive advantage that we have identified that we can add a feature or reduce a feature that adds a little margin? Or is it a price change and is the price change because we are selling more effectively? Or is it because Brand X across the street also raised prices? I really wish I had a very scientific way to answer that.

You know, one of the things that I've looked at is just over the last year our ASP is up about 4% on a trailing 12 month basis and that's about $9,000. Our costs are up probably 3% on call it $100,000 in direct costs, so with a $9,000 improvement in sales price, you've got a little over $3,000 in cost creep, which means you ought to have in the $5,000 range kind of drop to the bottom line.

And if you look at the fiscal first quarter, we were up about three points in gross margin and it's clear that that price change contributed a big chunk of that, you know, maybe two points. Now, trying to peel that further down to were those price changes driven by just robust market conditions or better selling acumen on our part? I don't know, but I know that both of them are still available to us this year.

Ivy Zelman:
That's very helpful. And then sort of an unusual question just to see if you can provide us some consumer trends that you might be seeing where, you know, I just read an article in Builder Magazine that builders are saying that people want more bedrooms and less, or more bedrooms as opposed to a living room and a dining room, what's the consumer want today, bigger houses? Are they buying more house? And willing to give up space and options and upgrades to have space or do they want options and upgrades? Give us an update of what you are seeing the consumers want and maybe what cohort, what age cohort is your first time buyer today? Are they moving up in age? They've been waiting for five years.

Allan Merrill:
The answer to the last question is absolutely. The FICO scores and the age of our first time buyers are definitely older. I don't have a number but the traffic that we're seeing and certainly the FICO scores are telling us we've got a better qualified group of first time buyers than ever. You know, at the house level it's interesting, our average house size is only up about 50 square feet. You know, we're in the low 2200 range, so we haven't seen a dramatic change in the consumption of space.

But one of the things that we have been very focused on and it's a bit esoteric but one of the things we really try to do is to separate the notion of increasing features from the flexibility to allocate the space differently. You know, if you think about structural options, typically what happens is you can elect to buy a structural option package and that does typically two different things. One thing it reallocates the space. It lays out differently. It lives differently.

But the other thing that gets embedded in that is feature creep. You know, you've got a gourmet kitchen. You've got bigger cabinets. You've got crown moldings. You've got stainless. And they get combined. And so what we tried to do market by market and really community by community is figure out, is the buyer in that community more interested in the flexibility of the space allocation or is it more important that they can pursue a feature enhancement on a room level and that separation, I think, is one of the things rather than saying that consumers are sort of generic in that they want one or the other, I think being able to target different consumers and specific sub-markets, giving them that choice, that's really one of the key operational strategies we have this year.

Ivy Zelman:	That's been helpful. Thank you very much, guys.

Allan Merrill:	Thanks, Ivy.

Coordinator:	Our next question is from David Goldberg of UBS.

David Goldberg:	Thanks. Good morning everybody.

Allan Merrill:	Good morning, David.

David Goldberg:
Just two quick questions here. The first one, you know, I wanted to get an idea of the sense of how you guys are thinking about your divisional teams and your land teams on the ground now. Are you comfortable with the people you have in place? Obviously, you are putting more capital to work now as we go forward. Are you comfortable with the teams you have and do you think you are getting good looks at land because of your teams or are there places where you think you might need to make some changes?

Allan Merrill:
Great question. So one of the things that we were asked in a conference recently was about the turn over in our division president ranks and a concern was raised about well, are these all finance people or are they experienced? Do they know their markets? And it caused us - it was not something that I was intuitively concerned about.

I know these primarily gentleman, although we have a great lady who runs our Indianapolis business. And I knew that they had lots of experience but it was interesting to look at the math. Our division presidents averaged 20 years of experience in home building and more than 13 years in the market that they are serving as a leader in.

Now that by itself doesn't tell you anything other than the fact that these aren't a bunch of kids running divisions. Now, if you look at where we said we wanted to focus our investments, which we have been pretty clear about California, Florida, Texas, with North Carolina and Arizona being kind of in a tier right below that, and then the mid-Atlantic which has been our largest concentration of capital sustaining that. If you really look at those six or seven markets, I will be honest, I'm very prideful of the quality of the team that we have and the land departments that we have and honestly I think we are seeing first look opportunities in those markets because of the quality of the team that we have.

David Goldberg:
Great. And then just my other question, just a quick thought here, have you guys given any thought to looking at some of the land banking arrangements to drive, try to drive some more through, have you given anymore thought to that?

Allan Merrill:
Yes. You know, I think it's something we will consider this year. At present, with the $400-ish million dollar land spend target, given our liquidity situation, that's very comfortable. We have plenty of cash. We have got, you know, cash that's clearly generated from our closings. But I think as we see opportunities that extend beyond that, we would clearly look at it.

And one of the things you've got to realize and I know you do, a land banking relationship changes the margin characteristics of a deal and, you know, each land banking relationship can be a little different but you are probably talking somewhere two to four points, reduction in margin based on how the land deal is structured. We have got such a strong focus on driving our margin percentage back above 20% and getting margin dollars per closing back to $50,000 and that cuts a little bit against the notion of adding a two to four point tax on very many of our transactions.

So it takes kind of a special deal and it would take an order of magnitude of spending beyond what we currently see. But I absolutely will tell you it's something that we are looking at, will consider. We've just got to find the circumstances and the deal structure that makes sense for us.

David Goldberg:	All right, thank you.

Coordinator:	Our next question comes from Dan Oppenheim of Credit Suisse.

Dan Oppenheim:
Thanks very much. I was wondering if you can talk in terms of the improvement in terms of the sales community clearly working overall, then showing the communities where it's still less than one sale per month. It was down to 14, I guess, just 14% there. Wondering as you think about in terms of just the community count issue this year, do you take steps just to bring the remaining ones in line, which clearly, you know, a year ago that meant, one per month meant more than half of the average for a typical community whereas now it's, you know, less than 40% there so a little bit worse in this improving environment. Do you do more in terms of just trying to get all the communities doing more in terms of absorption at this point?

Allan Merrill:
It's funny. You could have been listening in on our sales calls, Dan. I'm a big believer that to change outcomes and averages, you've got to find the outliers. And I make no bones about it, having a third of our communities a year and a half ago dramatically under performing became the absolute focus and everybody got tired of hearing me talk about no community left behind.

Well no community left behind resulted in us going from a third of our communities to 14% in the most recent quarter under performing, and there is a direct correlation to the improvement in sales per month per community by moving those laggers along. There is intense focus, attention on a weekly basis on the four P's in all of those communities that are still not above the metric that we deemed to be performing.

Now I will tell you that I think there's probably some frictional or structural non-performing communities, is that number 5% or 7%? I don't know. I've joked a little bit that it's like unemployment. You know, apparently economists will tell you if you have an unemployment rate of 3 or 4%, maybe that's the structural unemployment in an economy.

I'm not sure that zero is the right target for us. But clearly we can do better than the 14%. I want to drive that below 10% and a disproportionate amount of our effort is focused on those communities to get to that.

Dan Oppenheim:	Great. Thanks very much.

Coordinator:	Once again, to ask a question you may press star 1. Our next question comes from Michael Rehaut of JPMC.

Michael Rehaut:
Thanks. Good morning, everyone. Nice quarter. First question on the, I guess the pace versus price which you've kind of alluded to, Allan. You know, certainly it appears that, you know, 1Q orders were better than guidance or expectations on the sales pace front, and you know, with kind of the comments around, you know, perhaps, you know, not chasing volume and maximizing gross margins, you know, the thought came to me in terms of the fact that, you know, you might kind of, you know, I don't know what the word is, cut off your nose to spite your face in terms of, you know, maybe limiting sales but at the same time you're not going to necessarily be able to raise price or maximize price above where the market bears.

So therefore you are not going to get either both the sales or the margins you were hoping for so just trying to get a sense of, you know, why necessarily you wouldn't think that sales pace, I mean you had it up in the quarter I think over 50% year over year in the first quarter. It would imply going down below, you know, in the teens I think to have a negative order growth in the second quarter and, you know, if that's the case, you know, what type of gross margins are you looking for?

Allan Merrill:
All right so this is the hardest part of our business other than buying land, right, it's this price volume trade off. So let's talk about a couple of numbers. I'm glad you asked the question because I think the math is actually pretty compelling. In the first quarter last year, our sales per month for community was 1.3 and this year in the first quarter it was 2.1. That's the expansion or the acceleration of sales per month per community and that growth was enough to offset the decline in community counts from 180 to 150.

But when you look at the second quarter and we've guided that our community count is going to be around 150. Last year it was 188. And last year, we did 2.7 sales per month per community in the second quarter. If we did three sales per month per community this year off of a base of 150, we'd be down to 11 to 12% in orders. So I'm not suggesting that we want to decelerate but what I don't think we need to do is go figure out what price would get us four sales per month per community so that we can print a positive order comp. Is that helpful?

Michael Rehaut:
I appreciate that and I guess maybe just then on the gross margins, you know, how are you thinking about, you know, right now you are at 18.1% before interest amortization. Where that might end at the end of the year, I know it's kind of, you know, talking about a specific guidance. Do you think it would drift higher throughout the year and also Bob if you could give any clarity to the interest expense amortization at $8.5 million in the quarter, when would you expect that to, you know, drift down to zero as you build your inventory?

Allan Merrill:
So on the margin Mike and your question sort of invents the answer. We don't have a specific margin guidance on a quarterly basis but I absolutely expect margins to trend up this year. We've been very clear about the fact we want to get that gross margin excluding impairments and interest above 20%. I don't know that we'll get there this year but the trajectory is clearly towards improvement and we're, it's house by house, plan by plan, community by community.

You know, I joked a couple of quarters ago, people didn't laugh but I joked about eating the elephant one bite at a time. It's an every day, every plan kind of thing so I'm confident we have better gross margins ahead of us and I think that that pattern will continue this year. And I will defer to Bob on the interest.

Bob Salomon:
Morning, David. On the interest fee, you know, a couple of things are happening with, related to that, and you know interest incurred is down about $15 million annually. We're, you know, call it $4 million a quarter. We also had over a $40 million increase in inventory and I would tell you the composition of that increase is a little bit more heavily weighted to land which drove the lower interest expense below the line as well as true cost of sale, and I don't think the cost of sales interest ever goes to zero because you will always relieve interest with the assets that you pull from across the sale.

So, I don't know what the right exact percentage will be but there will always be interest flowing through cost of sales. I think you will see, as we continue to add inventory, you will continue to see the capitalized interest balance continue to grow in relation with that inventory. Even though the expense number dropped, you know, our cap interest at the percentage of, you know, capitalizable assets and even total inventory is relatively stable quarter over quarter and from the last quarter.

Allan Merrill:	Mike I apologize. Bob called you David but don't hold that against him.

Bob Salomon:	Mike I'm sorry.

Michael Rehaut:	No problem. My father's David so.

Bob Salomon:	That's who I was thinking of.

Coordinator:	Our final question comes from Adam Rudiger of Wells Fargo.

Adam Rudiger:
Thanks. I think the 2013 strategy and plans, I think that's, you know, cleared with now so my question is more around 2014 and if you do the things you want to do this year and you're able to put some capital to work this year, I was wondering how you feel like you'll be positioned as you enter calendar 2014. Do you think you will have the assets in place to grow in line or above, you know, the overall market at that point?

Allan Merrill:
That's a tough question. I don't know about the overall market. I am confident that we are going to be positioned for great order growth next year and bottom line improvement next year, building on what we're doing this year, but it's a little premature for me to try and guess how we will perform relative to our peer group. We're clearly not the only ones buying land and opening new communities. I think it is a larger portion of our growth story perhaps than others but market mixes amongst builders also differ so that's a bit of a tricky thing to guess. All I know is that if we make the improvements that we are committed to and that we have executed on so far this year, the platform we've got to drive growth in '14 is pretty good.

Adam Rudiger:
Okay and then a second question, actually, relates to your elephant eating. You know, you mentioned I think earlier that maybe about a two percentage point that your gross margin improved might have been price related so I was wondering if, what on the other stuff, the elephant eating, you know, what kind of progress you think you made there and what kind of room you have left. Have you made a big dent in that or is it you're just still kind of nibbling?

Allan Merrill:	I think we're still nibbling. I mean, I'm very ambitious about that and every house, every line item is up for discussion. You know, I think the opportunities are so plentiful.

I mean it's often little things. I was in a community not too long ago where looking at our CMA with the sales team and, you know, this was a very minor issue but we had a double oven as a standard feature because all of our competitors did.

Well, I've been in our competitor communities and double ovens were an upgrade. They weren't a standard feature. And the difference between a double oven and a single oven was about $250 bucks. Well guess what? That's one of my bites to the elephant. That's not a standard feature anymore. That's an upgrade. So I'd like to tell you that we've got a laundry list of those things because we do. There is still lots of room and opportunity for improvement for us.

Adam Rudiger:	Great. Thanks for taking my questions.

Coordinator:	Now I'm turning it back to your speakers for closing remarks.

Allan Merrill:
All right, again my apologies to the group for messing things up this quarter and changing timing. I know there are a lot of other reports that you've got to get to but thank you for spending a little bit of time with us this morning and as ever, Bob and Carey and myself are available to answer other questions. Thanks and we'll talk to you in about 90 days.

Coordinator:	Thank you for joining today's conference call. You may disconnect your phone at this time.

END